Exhibit 10.5

7 DAYS GROUP HOLDINGS LIMITED

and

7 DAYS INN (SHENZHEN) CO., LTD.

INTERCOMPANY LOAN AGREEMENT

Dated as of September 10, 2007

THIS INTERCOMPANY LOAN AGREEMENT (this “Agreement”) is made on September 10, 2007.

BETWEEN

(1)	7 DAYS GROUP HOLDINGS LIMITED, a company with limited liability under the laws of the Cayman Islands; and

(2)	7 DAYS INN (SHENZHEN) CO., LTD., a limited liability corporation incorporated under the laws of the People’s Republic of China (“PRC”) (the “Borrower”).

WHEREAS

(1)	The Lender is to issue certain Senior Floating Rate Notes due 2010 (the “Notes”).

(2)	The Notes are issued pursuant to an indenture (the “Indenture”) to be entered into by and between the Lender and DB Trustees (Hong Kong) Limited (the “Trustee”), a limited liability corporation organized under the laws of the Hong Kong Special Administrative Region (“Hong Kong”) of the PRC, dated as of September 10, 2007.

(3)	the Lender has agreed to make a loan in the aggregate amount of US$6,500,000 (the “Loan”) from the cash proceeds received by the Lender from the issuance of the Notes after September 10, 2007, and the Lender has agreed to make such Loan according to the terms and conditions set forth in this Agreement into the account of the Borrower with the , Account No.: .

IT IS AGREED as follows:

1.	LOAN

1.1	Subject to the terms of this Agreement, from and after September 10, 2007 (the “Commencement Date”), the Lender shall make the Loan to the Borrower upon the Borrower’s at least two (2) Business Days’ written request provided to Lender. The Commencement Date shall be considered as (i) the starting date of such Loan and (ii) the starting date for calculation of the interest applicable to such Loan.

1.2	The Borrower shall, within ten (10) calendar days upon the signing of this Agreement (no later than September 20, 2007 in any event), complete the requisite foreign debt registration formalities with the State Administration of Foreign Exchange of the PRC or its competent local counterpart (the “SAFE”) pursuant to the applicable PRC laws and regulations. The registration document verified and issued by the competent local SAFE counterpart shall serve as one of the prerequisite legal documents for the effectiveness of this Agreement.

2.	INTEREST AND FEES

2.1	The Loan shall bear interest (“Interest”) at an annual rate of 0% (the “Base Interest”). Taxes shall be imposed on such Interest in compliance with applicable tax laws in the PRC.

2

2.2	All such interest, principal, premium, if any shall be transferred in same-day funds to such account or accounts with such person or persons as the Lender may designate to the Borrower for this purpose.

3.	MATURITY, PREPAYMENT AND REPAYMENT

3.1	Term

The term of the Loan (the “Term”) hereunder shall be the expiration of one (1) year from the date hereof.

3.2	Repayment of the Loan

The Borrower shall repay the entire Loan together with accrued and unpaid interest thereon and any other sum then owed by it under this Agreement (i) upon expiration of the Term or (ii) when the Lender shall demand at its sole discretion upon the occurrence of any Event of Default as defined under the Indenture, which occurs earlier.

3.3	General

The Borrower may not prepay or repay any or all of the Loan to the Lender, except as required under this Agreement or as required by the Trustee in writing as its sole discretion at any time.

4.	EVENTS OF DEFAULT

4.1	It shall be an event of default if the Borrower fails to pay when due or on demand by Lender or Trustee any amount required to be paid in accordance with Section 3 under this Agreement or to observe and perform any covenant, condition or agreement on its part to be observed or performed hereunder, unless the Lender shall agree in writing to an extension of such period prior to its expiration.

4.2	Upon the occurrence of an event of default under Section 4.1, the entire aggregate amount of the Loan outstanding shall immediately become due and payable together with interest and any other sum then owed by the Borrower under this Agreement.

4.3	Upon the occurrence of an event of default under Section 4.1, the Borrower shall pay, from time to time on demand, interest accrued on overdue principal and premium, if any, at a rate that is 5% per annum in excess of the Base Interest; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.

5.	AMENDMENT, MODIFICATION OR WAIVER

At any time that any Notes are outstanding, any amendments, modifications or waivers to the terms and conditions of this Agreement (other than in connection with any assignment made pursuant to Section 7 hereof) may only be made with the prior written consent of the Trustee under the Indenture or the holders of a majority in aggregate principal amount of outstanding Notes, excluding any Notes beneficially owned by the Lender or any of its affiliates.

6.	EXERCISE OF RIGHTS

6.1	No failure to exercise or delay in exercising on the part of the Lender, any right, remedy or power hereunder shall operate as a waiver, nor shall any single or partial exercise preclude further or other exercise of any right, remedy or power, whether the same or any another right, remedy or power.

6.2	If the Borrower shall default under any of the provisions hereof and the Lender shall employ attorneys or incur other reasonable expenses for the collection of payments due hereunder or for the enforcement of performance or observance of any obligation or agreement on the part of the Borrower contained herein, the Borrower will reimburse to the Lender upon its first written demand, for all fees of such attorneys and such other reasonable expenses so incurred, to the extent permitted by law. However, the Borrower, as a PRC entity, is required to complete all the formalities for repayment of principal, interest, default interest and/or other expenses incurred under this Agreement in accordance with the Administrative Provisions on the Settlement, Sales and Payment of Foreign Exchange promulgated in 1996, as amended from time to time.

7.	LOAN ASSIGNMENT

7.1	The Parties hereby irrevocably acknowledge and agree that, subject to the prior notification to the Borrower but without the necessity of obtaining the Borrower’s consent and the proper registration with the SAFE, the Lender shall be entitled to, at the Lender’s sole discretion, assign its rights and liabilities under this Agreement only to the Trustee.

7.2	In the event of such assignment as described in Section 7.1 above, the Borrower shall, upon the request of the Lender’s assign(s), execute all the necessary documents, and follow forthwith all the procedures to complete the registration of such loan assignment with the competent local SAFE.

8.	NOTICES

All notices and other communications hereunder shall take effect on receipt and be by letter or facsimile transmission. Such notices shall be sent to the relevant party at such address or facsimile number as set forth in Section 12.01 of the Indenture.

9.	CONSTRUCTION

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered shall constitute an original, but all the counterparts shall constitute but one and the same instrument.

10.	PARTIAL INVALIDITY AND WAIVER

10.1	The illegality or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

10.2	No failure to exercise or delay in exercising on the part of the Lender, any right, remedy or power hereunder shall operate as a waiver, nor shall any single or partial exercise preclude further or other exercise of any right, remedy or power, whether the same or any another right, remedy or power.

11.	CURRENCY INDEMNITY

The currency of disbursement of the Loan from the Lender to the Borrower (the “Disbursement Currency”) is the sole currency of account and payment for all sums payable by the Borrower under or in connection with such Loan, including damages. Any amount received or recovered in a currency other than the Disbursement Currency (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Borrower or otherwise) by the Lender in respect of any sum expressed to be due to it from the Borrower shall only constitute a discharge to the Borrower to the extent of the Disbursement Currency amount that the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable in accordance with normal banking procedures to make that purchase on that date, on the first date on which it is practicable to do so in accordance with normal banking procedures). If that Disbursement Currency amount is less than the Disbursement Currency amount expressed to be due to the recipient under such Loan, the Borrower shall indemnify the Lender against any loss sustained by it as a result. In any event, the Borrower shall indemnify the Lender against the cost of making any such purchases. These indemnities constitute a separate and independent obligation from the Borrower’s other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under such Loan or any judgment or order. No proof or evidence of any actual loss may be required.

12.	WAIVER OF IMMUNITIES

To the extent that the Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Loan.

13.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the PRC but without giving effect to applicable principles of conflicts of law.

14.	DISPUTE RESOLUTION

Any dispute, controversy or claim arising out of or in connection with this Agreement shall be settled through negotiations between the parties; if the parties fail to resolve such dispute within sixty (60) days after the date such negotiation was first requested in writing by either party, it shall be settled by arbitration in accordance with the Arbitration Rules of the China International Economic and Trade Arbitration Commission (“CIETAC”) (as amended from time to time). In the case of any conflict between the terms of this Agreement and the CIETAC Arbitration Rules, the terms of this Agreement shall prevail. The institution administering the arbitration shall be CIETAC, Beijing Headquarter. The seat of arbitration shall be Beijing. The arbitral tribunal shall consist of three arbitrators, with one appointed by each of the parties and a third neutral arbitrator to be appointed by other two (2) party-appointed arbitrators and who shall act as the Chairman. The Parties agree that the arbitrators may be appointed outside the list of CIETAC’s arbitrators. If either party fails to appoint an arbitrator within the time specified in the CIETAC Arbitration Rules, or if the two party-appointed arbitrators fail to jointly appoint the third neutral arbitrator within the time specified in the CIETAC Arbitration Rules, the Chairman of CIETAC shall make such an appointment. The arbitration shall be conducted on a confidential basis. All arbitration proceedings shall be held in the Chinese language (with an English translator present, if any party so requests). Any arbitral award made by the arbitration panel shall be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction. The parties shall submit to the jurisdiction of any such court for purposes of the enforcement of any such award. Notwithstanding the foregoing agreement to arbitrate, the parties expressly reserve the right to seek provisional relief from any court of competent jurisdiction to preserve their respective rights pending arbitration.

When any dispute occurs, during the conduct of any arbitration proceedings pursuant to this Section, this Agreement shall remain in full force and effect in all respects except for the matter under arbitration and the Parties shall continue to perform their respective obligations hereunder, except for those obligations involved in the matter under dispute, and to exercise their respective remaining rights hereunder. The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitral award.

15.	LANGUAGES

This Agreement shall be signed in three (3) originals, both in English and Chinese; each Party holds one (1) set, and submits the other one to the PRC governmental authority for approval. The English and Chinese versions are intended to be equally valid, however, in the event that there is any discrepancy between the Chinese and English versions, the arbitration panel as constituted pursuant to Section 14 shall decide which version more accurately reflects the true intention of the Parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

7 DAYS GROUP HOLDINGS LIMITED
as Lender

/s/ Zheng Nanyan
Name:	Zheng Nanyan
Title:	CEO

7 DAYS INN (SHENZHEN) CO., LTD. (SEAL) as Borrower

/s/ Zheng Nanyan
Name:	Zheng Nanyan
Title:	CEO